Exhibit 4.13

LOAN EXTENSION TO PROMISSORY NOTE

May 12, 2008

Loan extension to promissory note for Identica Holding Corporation and Identica Canada Corp formerly Identica Corp. a wholly owned subsidiary of Identica Holdings Corporation (“Identica”)

WHEREAS Identica has executed a Note in favor of eRoomSystem Technologies, Inc. coming due on June 20, 2008.  eRoom agrees to a LOAN EXTENSION on June 20, 2008 at the interest rate of 10% on the principal and accrued interest.  Identica agrees to pay in full on or before December 20, 2008 including Principle and accrued interest. All other provisions of the original note except those changed by this Agreement remain in effect, except that Identica may prepay the Note, in whole or in part, at any time prior to the date that is SEVEN (7) months from the date hereof, without penalty.

/s/ Edward Foster

Edward Foster, CEO

Date:

Identica Holdings Corporation

I agree to the above extension as requested.

/s/ David Gestetner

____________________

David Gestetner, CEO

Date

eRoomSystem Technologies. Inc.